RYAN'S FAMILY STEAK HOUSES, INC.  REPORTS
SEPTEMBER AND THIRD QUARTER SALES RESULTS

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GREER, SOUTH CAROLINA - - Ryan's Family Steak Houses,.  Inc. (NASDAQ:RYAN)
today announced that same-store sales for the 4-week period ended October 1, 1997 ("September') decreased by 2.5%. Additionally, same-store sales for the quarter ended October 1, 1997 deceased by 2.0%. Details follow:

		                                       	(Unaudited)
		                                   September     	3rd Quarter
	                                      	1997	          1997

Total sales (000's)                  	$43,980        	$152,730
Increase from prior year                  +4%	             +6%

Average unit sales:
Same stores (open at least 18 mos.)    	-2.5%           	-2.0%
All stores (all Ryan's units)          	-2.9%           	-2.5%

At October 1, 1997, the Company owned and operated 268 Ryan's restaurants.

Financial results for the third quarter are expected to be released on October 15, 1997. In addition, the Company's next accounting period consists of 5 weeks, ending on November 5, 1997.